Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Packaging Corporation of America:

We consent to the incorporation by reference in the registration statements (Nos. 333-179620, 333-188265, 333-206802, and 333-202723) on Form S-8 of Packaging Corporation of America of our reports dated February 28, 2017  with respect to the consolidated balance sheets of Packaging Corporation of America as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Packaging Corporation of America. Our report dated February 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that our audit of internal control over financial reporting of Packaging Corporation of America excluded an evaluation of the internal control over financial reporting of TimBar Corporation and Columbus Container, Inc. which were acquired in 2016.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2017